Exhibit 99.1

Press Release

Release Date:	April 26, 2018	Contact:	Jack E. Rothkopf
	At 4:30 p.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES SECOND QUARTER FISCAL 2018
RESULTS

Philadelphia, Pennsylvania (April 26, 2018) – Prudential Bancorp, Inc. (the "Company") (Nasdaq:PBIP), the holding company for Prudential Bank (the "Bank"), reported net income of $2.2 million, or $0.24 per basic and diluted share, for the quarter ended March 31, 2018 as compared to a loss of $2.1 million, or $(0.27) per basic and diluted shares, respectively, for the same quarter in fiscal 2017. The loss in the 2017 period reflected the effects of a one-time $2.7 million expense charge related to the Polonia Bancorp, Inc. ("Polonia") acquisition completed on January 1, 2017 as well as a $1.9 million non-cash charge-off associated with a large lending relationship (further discussion below).  For the six months ended March 31, 2018, the Company recognized net income of $2.2 million, or $0.25 per basic share and $0.24 per diluted share as compared to a net loss of $1.4 million, or $(0.18) per basic and diluted share, for the same period in fiscal 2017 with the loss experienced for the six months ended March 31, 2017 primarily due to the aforementioned merger expenses and loan charge-off.

Dennis Pollack, President and CEO, commented, "We are pleased to report increased core earnings on both a linked quarter and a year over year basis reflecting the successful implementation of various strategies to enhance our earnings.  We are also continuing our efforts to reduce the level of non-performing assets.  Management continues to be dedicated to executing our strategy, improving the Company's profitability, and enhancing shareholder value."

Highlights for the quarter ended March 31, 2018 are as follows:

●	Core earnings (a non-GAAP measure) increased to $2.2 million for the quarter ended March 31, 2018 from $1.1 million for the comparable quarter in fiscal 2017 (see reconciliation below).
●	Net loans increased $13.0 million from $571.3 million at September 30, 2017.
●	Total deposits increased $38.7 million from $636.0 million at September 30, 2017.
●	The efficiency ratio for the quarter ended March 31, 2018 was 56.94% compared to 61.71% for quarter ended December 31, 2017 and 116.26% for the quarter ended March 31, 2017.

Net Interest Income:

For the three months ended March 31, 2018, net interest income increased to $6.2 million as compared to $5.3 million for the same period in fiscal 2017. The increase reflected a $1.7 million, or 25.2%, increase in interest income, partially offset by an increase of $755,000, or 55.0%, in interest paid on deposits and borrowings. The increase in net interest income between the periods was primarily due to the increase in the weighted average balance of earning assets along with the shift in emphasis to commercial and construction loans, which generally produce higher yields than those obtained on residential loans. The average balance of interest-earning assets increased by $115.8 million, or 14.9% from the comparable period in 2017.  The yield on interest-earning assets increased by 31 basis points, to 3.79% for the quarter ended March 31, 2018 from the comparable period in 2017.  The weighted average cost of borrowings and deposits increased to 1.08% during the quarter ended March 31, 2018 from 0.81% during the comparable period in 2017 due to increases in market rates of interest.  For the six months ended March 31, 2018, net interest income increased to $12.4 million as compared to $8.9 million for the same period in fiscal 2017. The increase reflected a $5.2 million, or 46.7%, increase in interest income, partially offset by an increase of $1.8 million, or 80.7%, in interest paid on deposits and borrowings. The increase in interest income was again primarily due to the increase in the weighted average balances of earning assets, the shift in emphasis to commercial and construction loans and a rising interest rate environment. The average balance of interest earning assets increased by $224.6 million, or 34.1% from the comparable period in 2017.  The yield on interest earning assets increased by 32 basis points, to 3.72% for the six months ended March 31, 2018 from the comparable period in 2017.  The weighted average cost of borrowings and deposits increased to 1.03% during the six months ended March 31, 2018 from 0.80% during the comparable period in 2017 due to increases in market rates of interest.

For the three and six months ended March 31, 2018, the net interest margin was 2.83% and 2.81%, respectively compared to 2.76% and 2.73% for the same periods in fiscal 2017, respectively. The margin improvement in the 2018 periods reflected in large part the increase in the weighted average balances noted above as well, to a lesser degree, the increase in the weighted average yield on earning assets.

Non-Interest Income:

Non-interest income amounted to $567,000 and $982,000 for the three and six month periods ended March 31, 2018, respectively compared to $518,000 and $876,000, respectively, for the comparable periods in fiscal 2017. The increase experienced in both of the 2018 periods was primarily attributable to the recognition during the second fiscal quarter of 2018 of income associated with a risk participation agreement in a lending relationship, that was not applicable to the 2017 periods.

Non-Interest Expenses:

For the three and six month periods ended March 31, 2018, non-interest expense decreased $2.9 million or 42.8% and $1.6 million or 16.6%, respectively, compared to the same periods in the prior fiscal year.  The primary reason for the decreases from the higher levels of non-interest expense experienced during  the three and six month periods ended March 31, 2017 were the one-time merger related charge of approximately $2.7 million, pre-tax, incurred in connection with the completion of  the Polonia acquisition in 2017.

Income Taxes:

For the three month period ended March 31, 2018, the Company recorded a tax expense of $619,000, compared to a tax benefit of $1.2 million for the same period in fiscal 2017. For the six month period ended March 31, 2018, the Company recorded an income tax expense of $2.9 million as compared to a tax benefit of $801,000 for the same period in fiscal 2017. The $2.9 million tax expense for fiscal 2018 includes a one-time charge of $1.8 million related to a re-evaluation of the Company's deferred tax assets due to the recently enacted tax legislation that reduced the statutory tax rate from 35% to 21%. The Company's tax obligation for both the three and six month periods in fiscal 2017 was greatly reduced due to the one-time expenses recorded during the three months ended March 31, 2017.

Balance Sheet:

At March 31, 2018, the Company had total assets of $944.4 million, as compared to $899.5 million at September 30, 2017, an increase of 5.0%.  At March 31, 2018, the investment portfolio increased by $42.4 million to $282.1 million primarily as a result of the purchase of investment grade corporate bonds and U.S. government agency mortgage-backed securities.  Net loans receivable increased $13.0 million to $584.4 million at March 31, 2018 from $571.3 million at September 30, 2017.  These increases were partially offset by a $9.8 million decrease in cash and cash equivalents as available cash was redeployed into higher yielding assets.

Total liabilities increased by $49.0 million to $812.3 million at March 31, 2018 from $763.4 million at September 30, 2017. Total deposits increased $38.7 million, consisting primarily of short-term certificates of deposit which were used to fund asset growth as well as meet short-term liquidity needs. At March 31, 2018, the Company had FHLB advances outstanding of $126.4 million, as compared to $114.3 million at September 30, 2017.  The increase in the level of borrowings was primarily due to match funding of loan originations and purchases of investment securities in order to lock in the yield with minimal interest rate risk as part of the Company's asset/liability management. All of the borrowings had maturities of less than six years.

Total stockholders' equity decreased by $4.1 million to $132.1 million at March 31, 2018 from $136.2 million at September 30, 2017. The decrease was a primarily due to a reduction in the fair market value of available for sale securities due to rising market rates. Also contributing to the decrease were dividend payments of $2.2 million consisting of both regular quarterly dividends totaling $0.10 per share as well as a special dividend of $0.15 per share.

Asset Quality:

At March 31, 2018, the Company's non-performing assets totaled $14.1 million or 1.5% of total assets as compared to $15.6 million or 1.7% of total assets at September 30, 2017.  Non-performing assets at March 31, 2018 included five construction loans aggregating $8.7 million, 27 one-to-four family residential loans aggregating $3.7 million, one single-family residential investment property loan in the amount of $156,000 and three commercial real estate loans aggregating $1.4 million. Non-performing assets also included at March 31, 2018 real estate owned consisting of one single-family residential property with an aggregate carrying value of $85,000. At March 31, 2018, the Company had 10 loans aggregating $6.2 million that were classified as troubled debt restructurings ("TDRs"). Six of such loans aggregating $1.1 million were performing in accordance with the restructured terms as of March 31, 2018 and accruing interest. One TDR is on non-accrual and consists of a $156,000 loan secured by various commercial and residential properties. The three remaining TDRs totaling $4.9 million are also classified as non-accrual and are a part of a troubled lending relationship totaling $10.7 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending March 31, 2017 related to this borrowing relationship).   The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower and as a result, the project currently is not proceeding. Subsequent to the commencement of the litigation previously disclosed, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in June 2017. The Bank has moved the underlying litigation noted above with the borrower and the Bank from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings. As of March 31, 2018, the Company had reviewed $22.5 million of loans for possible impairment compared to $19.7 million reviewed for possible impairment as of September 30, 2017.

                The Company recorded a provision for loan losses in the amount of $150,000 and $360,000 for the three and six months ended March 31, 2018, respectively, compared to a provision for loan losses of $2.4 million and $2.6 million respectively for the same periods in 2017 primarily due to the $1.9 million charge-off related to the aforementioned borrower who planned to develop 169 residential lots. During the three months ended March 31, 2018, the Company recorded a charge off of $12,000 and recoveries of $16,000.

The allowance for loan losses totaled $4.8 million, or 0.8% of total loans and 34.5% of total non-performing loans (which included loans acquired from Polonia at their fair value) at March 31, 2018 as compared to $4.5 million, or 0.8% of total loans and 29.0% of total non-performing loans at September 30, 2017. The Company believes that the allowance for loan losses at March 31, 2018 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward Looking Statements:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company, or other effects of the merger of the Company and Polonia. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission ("SEC") and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan, investment and mortgage-backed securities portfolios; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees; and the success of the Company at managing the risks involved in the foregoing.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company's filings with the SEC, including the "Risk Factors" section in its most recent Annual Report on Form 10-K, as supplemented by its quarterly or other reports subsequently filed with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At March 31,	At September 30,
	2018	2017
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$944,375	$899,540
Cash and cash equivalents	18,108	27,903
Investment and mortgage-backed securities:
Held-to-maturity	63,027	61,284
Available-for-sale	219,103	178,402
Loans receivable, net	584,380	571,343
Goodwill and intangible assets	6,741	6,811
Deposits	674,702	635,982
FHLB advances	126,355	114,318
Non-performing loans	14,021	15,393
Non-performing assets	14,106	15,585
Stockholders' equity	132,060	136,179
Full-service offices	10	11

	At or For the Three Months Ended March 31,		At or For the Six Months Ended March 31,
	2018	2017	2018	2017
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$8,355	$6,671	$16,391	$11,176
Total interest expense	2,127	1,372	4,027	2,229
Net interest income	6,228	5,299	12,364	8,947
Provision for loan losses	150	2,365	360	2,550
Net interest income after provision for loan losses	6,078	2,934	12,004	6,397
Total non-interest income	567	518	982	876
Total non-interest expense	3,869	6,763	7,912	9,483
Income (loss) before income taxes	2,776	(3,311)	5,074	(2,210)
Income tax expense (benefit)	619	(1,171)	2,883	(801)
Net income (loss)	$2,157	$(2,140)	$2,191	$(1,409)
Basic earnings (loss) per share	$0.24	$(0.27)	$0.25	$(0.18)
Diluted earnings (loss) per share	$0.24	$(0.27)	$0.24	$(0.18)
Dividends paid per common share	$0.05	$0.03	$0.25	$0.06
Tangible book value per share at end of period(1)	13.93	13.63	13.93	13.63
Common stock outstanding (shares)	$8,998,235	$9,007,996	$8,998,235	$9,007,996

Selected Operating Ratios(2):
Average yield on interes-earning assets	3.79%	3.48%	3.72%	3.40%
Average rate paid on interest-bearing liabilities	1.08%	0.85%	1.03%	0.80%
Average interest rate spread (3)	2.72%	2.62%	2.69%	2.60%
Net interest margin (3)	2.83%	2.76%	2.81%	2.73%
Average interest-earning assets to average interest-bearing liabilities	111.46%	119.34%	112.47%	118.32%
Net interest income after provision for loan losses to non-interest expense	157.09%	43.38%	151.72%	67.46%
Total non-interest expense to total average assets	1.63%	3.25%	1.69%	2.71%
Efficiency ratio(4)	56.94%	116.26%	59.28%	96.54%
Return on average assets	.91%	(1.03%)	0.47%	(0.40%)
Return on average equity	6.55%	(6.49%)	3.28%	(2.30%)
Average equity to average total assets	13.92%	15.83%	14.22%	17.56%

	At or for the Three Months Ended March 31,		At or for Six Months Ended March 31,
	2018	2017	2018	2017
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(6)	2.40%	3.15%	2.40%	3.15%
Non-performing assets as a percentage of total assets(6)	1.49%	1.97%	1.49%	1.97%
Allowance for loan losses as a percentage of total loans	0.82%	0.74%	0.82%	0.74%
Allowance for loan losses as a percentage of non-performing loans	34.52%	23.73%	34.52%	23.73%
Net charge-offs to average loans receivable	0.00%	1.51%	0.00%	0.45%

Capital Ratios(7)
Tier 1 leverage ratio
Company	13.80%	15.70%	13.80%	15.70%
Bank	13.09%	14.30%	13.09%	14.30%
Tier 1 common risk-based capital ratio
Company	21.42%	25.46%	21.42%	25.46%
Bank	20.21%	23.18%	20.21%	23.18%
Tier 1 risk-based capital ratio
Company	21.42%	25.46%	21.42%	25.46%
Bank	20.21%	23.18%	20.21%	23.18%
Total risk-based capital ratio
Company	22.26%	26.30%	22.26%	26.30%
Bank	21.05%	24.02%	21.05%	24.02%

_____________________
(1)    Non-GAAP measure: see reconciliation below.

(2)   With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)
Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)
Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being recently restructured and are initially placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.  It is the Company's policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(7)    The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company.

Non-GAAP Measures Disclosures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of net income and core net income (a non-GAAP measure which excludes the effects of the one-time write-down of the Company's deferred tax assets as a result of the enactment of the Tax Reform Act, merger-related expenses related to the Polonia  acquisition and the one-time charge-off related to a  large lending relationship; management believes many investors desire to evaluate net income without regard to such expenses):

	At or For the Three Months Ended March 31,		At or For the Six Months Ended March 31,
	2018	2017	2018	2017
	(Dollars in Thousands)

Income (loss) before income taxes	$2,776	$(3,311)	$5,074	$(2,210)
Income tax (benefit) expense	619	(1,171)	2,883	(801)
Net income (loss)	2,157	(2,140)	2,191	(1,409)
One time write-down of deferred tax asset	-	-	1,756	-
One-time merger related costs (net of taxes)	-	1,968	-	1,968
One time charge-off (net of taxes)	-	1,280	-	1,280
Core net income	$2,157	$1,108	$3,947	$1,839

The following table shows the reconciliation of the Company's book value and tangible book value (a non-GAAP measure which excludes goodwill and core deposit intangible resulting from the Polonia acquisition from total stockholders' equity as calculated in accordance with GAAP).

	As of March 31, 2018		As of September 30, 2017
	(In Thousands, Except Per Share Amounts)

	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders' equity	$132,060	$132,060	$136,179	$136,179
Less intangible assets:
Goodwill	--	6,102	--	6,102
Core deposit intangible	--	639	--	709
Total intangibles	$--	6,741	$--	6,811
Adjusted stockholders' equity	$132,060	$125,319	$136,179	$129,368
Shares of common stock outstanding	8,998,235	8,998,235	9,008,125	9,008,125
Adjusted book value per share	$14.68	$13.93	$15.12	$14.36